                            STOCK OPTION AGREEMENT
                            ----------------------

      STOCK OPTION AGREEMENT ("Option Agreement") dated as of May 7, 1998, by and between MERCANTILE BANCORPORATION INC. ("Buyer"), a Missouri corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and FIRST FINANCIAL BANCORPORATION ("Seller"), an Iowa corporation registered as a bank holding company under the Holding Company Act.

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, Buyer and Seller are prepared to execute and deliver an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing for the merger of Seller with and into a wholly owned subsidiary of Buyer; and

      WHEREAS, as a condition to Buyer's entering into the Merger Agreement, Buyer has required that Seller agree, and Seller has agreed, to grant to Buyer the option set forth herein to purchase authorized but unissued shares of the common stock, $1.25 par value, of Seller ("Seller Common Stock").

      NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

      1.    Definitions.      Capitalized terms used but not defined herein
            -----------
shall have the same meanings as in the Merger Agreement.

      2.    Grant of Option.  Subject to the terms and conditions set forth
            ---------------
herein, Seller hereby grants to Buyer an option (the "Option") to purchase up to 707,189 shares of Seller Common Stock (representing approximately 19.9% of the issued and outstanding shares of Seller Common Stock) at a price per share equal to $37.75 (the "Purchase Price") payable in cash as provided in Section 4 hereof. In no event shall shares of Seller Common Stock for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Seller Common Stock, without giving effect to any shares subject to or issued pursuant to the Option.

      3.    Exercise of Option.
            ------------------

            (a) If not then in material breach of the Merger Agreement, Buyer may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided,
                                                                    --------
however, that:  (i) to the extent the Option shall not have been exercised,
-------
it shall terminate and be of no further force and effect upon the earlier to occur of (A) the Effective Time of the Merger and (B) the termination of the Merger Agreement in accordance with Article VII thereof, provided that in the
                                                         --------
case of a termination by Buyer pursuant to Section 7.01(d) arising from the volitional breach by Seller of any of its representations, warranties or covenants in the Merger Agreement, the Option shall not terminate until the date that is 12 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) that any such exercise shall be subject to compliance with applicable law, including the Holding Company Act.

            (b) As used herein, a "Purchase Event" shall mean any of the following events:

                  (i) Seller or any of its Subsidiaries, without having received prior written consent from Buyer, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend or propose, an agreement, arrangement or understanding with any person (other than Buyer or any of its


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

      Subsidiaries) to (A) effect a merger or consolidation or similar transaction involving the acquisition of Seller or any of its Subsidiaries, (B) purchase, lease or otherwise acquire 15% or more of the assets of Seller or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership of securities representing 15% or more of the voting power of Seller or any of its Subsidiaries (in each case, other than any such merger, consolidation, purchase, lease, share exchange or similar transaction between or among any two or more Seller Subsidiaries);

                  (ii) any person (other than Buyer or any Subsidiary of Buyer, or Seller or any Subsidiary of Seller in a fiduciary capacity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 15% or more of the voting power of Seller; or

                  (iii) (1) the holders of Seller Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held, (3) such meeting shall have been canceled prior to termination of the Merger Agreement in accordance with its terms or (4) Seller's Board of Directors shall have withdrawn or modified in a manner adverse to Buyer the recommendation of Seller's Board of Directors with respect to the Merger Agreement; in the case of each of (1), (2), (3) and (4) above, after an Extension Event.

            (c) As used herein, the term "Extension Event" shall mean any of the following events:

                  (i) a Purchase Event described in Section 3(b)(i) or (ii) hereof;


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                  (ii)  any person (other than Buyer or any of its
      Subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Seller Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of 15% or more of the voting power of Seller; or

                  (iii) any person (other than Buyer or any Subsidiary of Buyer, or Seller or any Subsidiary of Seller in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above, or (y) to engage in a transaction described in clause (i) above.

            (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

            (e) In the event Buyer wishes to exercise the Option, it shall deliver to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than ten business days nor later than 30 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

      4.    Payment and Delivery of Certificates.
            ------------------------------------

            (a) At the closing referred to in Section 3 hereof, Buyer shall pay to Seller the aggregate Purchase Price for the shares of Seller Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Seller.


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

            (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Seller shall deliver to Buyer a certificate or certificates representing the number of shares of Seller Common Stock purchased by Buyer, registered in the name of Buyer or a nominee designated in writing by Buyer, and Buyer shall deliver to Seller a letter agreeing that Buyer shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

            (c) If at the time of issuance of any Seller Common Stock pursuant to any exercise of the Option, Seller shall have issued any share purchase rights or similar securities to holders of Seller Common Stock, then each such share of Seller Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Buyer as those issued to other holders of Seller Common Stock.

            (d) Certificates for Seller Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

      The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and FIRST FINANCIAL BANCORPORATION, a copy of which is on file at the principal office of FIRST FINANCIAL BANCORPORATION, and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by FIRST FINANCIAL BANCORPORATION of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificates without such legend if Buyer shall have delivered to Seller an opinion of counsel, in form and substance


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

reasonably satisfactory to Seller and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws and this Option Agreement.

      5.    Authorization, etc.
            ------------------

            (a)   Seller hereby represents and warrants to Buyer that:

                  (i) Seller has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

                  (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Seller, and no other corporate proceedings are necessary therefor;

                  (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms; and

                  (iv) Seller has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 707,189 shares of Seller Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.


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

            (b)   Buyer hereby represents and warrants to Seller that:

                  (i) Buyer has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

                  (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Buyer, and no other corporate proceedings are necessary therefor;

                  (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and

                  (iv) any Seller Common Stock or other securities acquired by Buyer upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act and applicable state law.

      6.    Adjustment Upon Changes in Capitalization.      In the event of
            -----------------------------------------
any change in Seller Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the Purchase Price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Seller Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Seller Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Seller Common Stock then issued and outstanding, without giving effect to any shares of Seller Common Stock subject to or issued pursuant to the Option.


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

      7.    Repurchase.
            ----------

            (a) Subject to the giving of any notices and the receipt of any approvals as contemplated by Section 11(i), at the request of Buyer at any time commencing upon the first occurrence of a Purchase Event described in
Section 3(b) hereof and ending 12 months immediately thereafter but not later than the termination of the Option pursuant to Section 3(a) hereof (the "Repurchase Period"), Seller (or any successor entity thereof) shall repurchase the Option from Buyer together with all (but not less than all, subject to Section 10) shares of Seller Common Stock purchased by Buyer pursuant hereto with respect to which Buyer then has Beneficial Ownership, at an aggregate price (per share, the "Per Share Repurchase Price") equal to the sum of:

                  (i) The exercise price paid by Buyer for any shares of Seller Common Stock acquired pursuant to the Option;

                  (ii) The difference between (A) the "Market/Tender Offer Price" for shares of Seller Common Stock (defined as the higher (x) of the highest price per share at which a tender or exchange offer has been made for shares of Seller Common Stock or (y) the highest closing sales price per share of Seller Common Stock reported by the Nasdaq National Market, in each case for any day within that portion of the Repurchase Period that precedes the date Buyer gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of Seller Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price; and

                  (iii) The difference between the Market/Tender Offer Price and the exercise price paid by Buyer for any shares of Seller Common Stock purchased pursuant


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

      to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price.

            (b) In the event Buyer exercises its rights under this Section 7, Seller shall, within 10 business days thereafter, pay the required amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer and Buyer shall surrender to Seller the Option and the certificates evidencing the shares of Seller Common Stock purchased thereunder with respect to which Buyer then has Beneficial Ownership, and Buyer shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

            (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Buyer and reasonably acceptable to Seller.

      8.    Repurchase at Option of Seller and First Refusal.
            ------------------------------------------------

            (a) Except to the extent that Buyer shall have previously exercised its rights under Section 7, at the request of Seller during the six-month period commencing 12 months following the first occurrence of a Purchase Event, Seller may repurchase from Buyer, and Buyer shall sell the Option to Seller together with all (but not less than all, subject to Section
10) of the Seller Common Stock acquired by Buyer pursuant hereto and with respect to which Buyer has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) the Per Share Repurchase Price or (ii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Buyer as its prime or base lending or reference


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

rate during such period, less any dividends received on the shares so repurchased. Any repurchase under this Section 8(a) shall be consummated in accordance with Section 7(b).

            (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Buyer shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Seller Common Stock acquired by it pursuant to the Option, it shall give Seller written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Buyer to Seller, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Buyer is proposing to transfer the Option or such shares to a third party. In the event the proposed transaction involves the sale of the Option or the shares of Seller Common Stock purchased pursuant to the exercise of the Option for consideration other than cash, the value of such consideration shall be determined by an independent nationally recognized investment banking firm selected by Buyer and reasonably acceptable to Seller. The purchase of the Option or any such shares by Seller shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer.
In the event of the failure or refusal of Seller to purchase the Option or all the shares covered by the Offeror's Notice or if the Federal Reserve Board or any other Regulatory Authority disapproves Seller's proposed purchase of the Option or such shares, Buyer may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(b) shall not apply to
(i) any disposition as a result of which the proposed transferee


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

would Beneficially Own not more than 2% of the voting power of Seller or (ii) any disposition of Seller Common Stock by a person to whom Buyer has sold shares of Seller Common Stock issued upon exercise of the Option.

      9.    Registration Rights.    At any time after the exercise of the
            -------------------
Option by Buyer for an aggregate of at least 50% of the shares subject thereto, Seller shall, subject to the conditions set forth herein, if requested by Buyer, as expeditiously as practicable file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Seller Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Buyer (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Seller Common Stock then outstanding). Buyer shall provide all information reasonably requested by Seller for inclusion in any registration statement to be filed hereunder. Seller shall use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Seller's expense except for underwriting discounts and commissions and the fees and disbursements of Buyer's counsel attributable to the registration of such Seller Common Stock. In no event shall Seller be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Seller of Seller Common Stock or if a special audit of Seller would otherwise be required in connection therewith. If requested by Buyer in connection with such registration, Seller shall become a party to any underwriting agreement relating to the sale of such


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

shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated.

      10.   Severability.     Any term, provision, covenant or restriction
            ------------
contained in this Option Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court or Regulatory Authority determines that applicable law will not permit Buyer or any other person to acquire, or Seller to repurchase or purchase, the full number of shares of Seller Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Buyer or such other person to acquire, or Seller to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

      11.   Miscellaneous.
            -------------

            (a)   Expenses.  Each of the parties hereto shall pay all costs
                  --------
and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

            (b)   Entire Agreement.  Except as otherwise expressly provided
                  ----------------
herein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.


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

            (c)   Successors; No Third Party Beneficiaries.  The terms and
                  ----------------------------------------
conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

            (d)   Assignment.  Other than as provided in Section 8 hereof,
                  ----------
neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

            (e)   Notices.  All notices or other communications that are
                  -------
required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.08 of the Merger Agreement (which is incorporated herein by reference).

            (f)   Counterparts.  This Option Agreement may be executed in
                  ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

            (g)   Specific Performance.  The parties hereto agree that if for
                  --------------------
any reason Buyer or Seller shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.


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

            (h)   Governing Law.  This Option Agreement shall be governed by
                  -------------
and construed in accordance with the laws of the State of Missouri applicable to agreements made and entirely to be performed within such state.

            (i)   Regulatory Approvals; Section 16(b).  If, in connection
                  -----------------------------------
with (A) the exercise of the Option under Section 3 or a sale by Buyer to a third party under Section 8, (B) a repurchase by Seller under Section 7 or a repurchase or purchase by Seller under Section 8, prior notification to or approval of the Federal Reserve Board, or any other Regulatory Authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause (A) of this subsection (i), such filing shall be made by Buyer, and in the case of clause (B) of this subsection (i), such filing shall be made by Seller, provided that each of Buyer and Seller shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, including, without limitation, applying to the Federal Reserve Board under the Holding Company Act for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

            (j)   No Breach of Merger Agreement Authorized.  Nothing
                  ----------------------------------------
contained in this Option Agreement shall be deemed to authorize Seller to issue any shares of Seller Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement nor shall any action taken hereunder by Seller constitute a breach of any of the provisions of the Merger Agreement.

            (k)   Waiver and Amendment.  Any provision of this Option
                  --------------------
Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option


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

Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                              MERCANTILE BANCORPORATION INC.



                              By: /s/  John W. Rowe
                                  ---------------------------------------------
                                   John W. Rowe
                                   Executive Vice President, Mercantile Bank
                                   National Association, Authorized Officer


                              FIRST FINANCIAL BANCORPORATION



                              By: /s/  Robert M. Sierk
                                  ---------------------------------------------
                                   Robert M. Sierk
                                   President and Chief Executive Officer


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